UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2012

First Clover Leaf Financial Corp.
(Exact name of registrant as specified in its charter)

Maryland	0-50820	20-4797391
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6814 Goshen Road, Edwardsville, Illinois	62025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (618) 656-6122

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 25, 2012, the Board of Directors of the Company authorized an increase in the number of shares that may be repurchased pursuant to the Company’s current stock repurchase plan that was previously announced on November 12, 2008, and expanded on December 12, 2008, April 24, 2010, August 24, 2010, November 23, 2010, June 28, 2011 and August 23, 2011. Under the newly expanded repurchase plan, the Company is authorized to repurchase an additional 100,000 shares, representing approximately 1.3% of the Company’s issued and outstanding shares of common stock as of September 25, 2012. As of September 25, 2012, the Company had repurchased 1,538,824 of the 1,557,121 shares of its common stock that had been previously authorized for repurchase.

The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  The authorization will be utilized at management’s discretion, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements, and to price and other internal limitations established by the Board.

The authorization does not obligate the Company to purchase any particular number of shares. Share repurchases will be funded from available working capital, supplemented if deemed necessary or desirable with dividends from the Company’s principal subsidiary that will be subject to regulatory approval or non-objection. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  The stock repurchase program may be carried out through open-market purchases, block trades, and in negotiated private transactions from time to time. The authorization may be suspended, terminated or modified for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST CLOVER LEAF FINANCIAL CORP.
DATE: September 28, 2012	By:	/s/ Dennis M. Terry
Dennis M. Terry
Chief Executive Officer